Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-56366, 333-46505, 333-04652 and 333-02280) of ADE Corporation of our report dated June 13, 2003, except as to Note 18 for which the date is July 29, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2003